UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2016

RENEWABLE ENERGY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

0-53900

(Commission File No.)

Nevada	74-3219044
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

10935 57th Avenue North

Plymouth, MN 55442

(Address of principal executive offices)

(952) 541-1155

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the Filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

See the discussion below under Item 5.03 regarding the change in the authorized common stock of Renewable Energy Acquisition Corp. (the “Company”).

On September 23, 2016, the Company issued to Craig Laughlin, an officer, director, and principal stockholder of the Company, 537,625 shares of the Company’s common stock, par value $0.0001, in conversion and cancellation of $5,376.25 of note payment obligations owed by the Company to Mr. Laughlin. The shares were issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Following the transaction, there are a total of 700,000 shares of Company common stock issued and outstanding, of which Mr. Laughlin is the holder of 589,000 shares or 84.14%.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to Section 78.207 of the Nevada Revised Statutes the board of directors approved by written consent on September 21, 2016, a decrease in the number and par value of the authorized common stock of the Company from 50,000,000 shares, par value $0.001 per share, to 5,000,000 authorized shares of common stock, par value $0.0001 per share (the “Stock Decrease”). Stockholder approval is not required to approve and effectuate this change in the authorized common stock of the Company. On September 21, 2016, the Company filed with the Secretary of State of the state of Nevada a Certificate of Change effectuating the Stock Decrease, which has the effect of amending the Company’s articles of incorporation accordingly.

As a result of the Stock Decrease the number of issued and outstanding shares of common stock of the Company are correspondingly decreased and exchanged, so that 10 shares of common stock, par value $0.001, issued and outstanding as of September 21, 2016, are automatically converted to one share of common stock, par value $0.0001.

Item 9.01	Financial Statements and Exhibits

Copies of the following documents are included or furnished as exhibits to this report pursuant to Item 601 of Regulation S-K.

Exhibit	SEC Ref.	Title of Document
No.	No.

3.1	3(i)	Certificate of Change filed Pursuant to NRS 78.209 September 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Renewable Energy Acquisition Corp.

Dated September 26, 2016	By:	/s/ Craig Laughlin
Craig Laughlin, Chief Executive Officer